Exhibit 23(b)

KPMG LLP

Suite 601

12 Fountain Plaza

Buffalo, NY 14202

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Computer Task Group, Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of Computer Task Group, Incorporated of our reports dated March 7, 2008, with respect to the consolidated balance sheets of Computer Task Group, Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Computer Task Group, Incorporated.

Our report on the consolidated balance sheets of Computer Task Group, Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the Company’s adoption during 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2007.

Buffalo, New York

August 6, 2008

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.